Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Fiscal Year 2012 Update and Fiscal Year 2013 Guidance

Company grew megawatt deployment 117 percent on annual basis, exceeding plan

SAN MATEO, Calif., Jan. 3, 2013—SolarCity Corporation (Nasdaq: SCTY), a provider of clean, distributed energy, today announced an update on the Company’s megawatts (MW) deployed for the Fiscal Year ended December 31, 2012 and Q4 2012, and provided guidance on this metric for 2013.

“Following the completion of our IPO on December 12, 2012 and the completion of the fiscal year on December 31, the Company now has its first opportunity to provide an update on 2012 megawatt deployment and a forecast of megawatt deployment for 2013,” said SolarCity CEO Lyndon Rive.

Fiscal Year 2012 Update

•	In Fiscal Year 2012, the Company deployed 156 MW, against a plan of 146 MW deployed.

•	This represents 117% growth over 72 MW deployed in 2011.

•	Q4 2012 deployments totaled 47 MW.

•	Residential deployments were 85 MW for Fiscal Year 2012 and 30 MW for Q4 2012.

•	Commercial deployments, including non-residential government deployments, were 71 MW for Fiscal Year 2012 and 17 MW for Q4 2012.

Fiscal Year 2013 Guidance

•	The Company expects Fiscal Year 2013 deployments to be 250 MW.

•	The Company expects residential deployments to be 190 MW in Fiscal Year 2013.

•	The Company expects commercial deployments to be 60 MW in Fiscal Year 2013.

In the future, the Company expects to provide guidance on these and other financial and operating metrics during its quarterly earnings calls, but is making an exception to that process now as it has not had the opportunity to provide 2013 guidance.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every five minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This release contains forward-looking statements including, but not limited to, statements regarding 2013 megawatt deployment, plans for investment, growth and future operations, and assumptions relating to the foregoing. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, the completion of year-end accounting procedures and the year-end audit and other factors. You should read the section entitled “Risk Factors” in our registration statement on Form S-1, which has been filed with the Securities and Exchange Commission, which identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media/Investor Contact:	Jonathan Bass SolarCity 650.963.5920 investors@solarcity.com